UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)        February 12, 2003
                                                --------------------------------

Commission File Number:    000-17962


                         Applebee's International, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                      43-1461763
  ----------------------------              ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
 -------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (913) 967-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.           Other Events

     On February 12, 2003, Applebee's International, Inc.(the "Company") issued a press release entitled " Applebee's International Reports Fourth Quarter Earnings Per Share of 36 Cents and Record Full Year 2002 Earnings Per Share of $1.46." The press release contained the following information.



                                                           FOR IMMEDIATE RELEASE

Contact:  Carol DiRaimo,
          Executive Director of Investor Relations
          (913) 967-4109

       Applebee's International Reports Fourth Quarter Earnings Per Share of 36 Cents and Record Full Year 2002 Earnings Per Share of $1.46

Overland Park, Kan., February 12, 2003 -- Applebee's International, Inc. (Nasdaq:APPB) today reported net earnings of $20.3 million, or 37 cents and 36 cents per share on a basic and diluted basis, respectively, for the fourth quarter ended December 29, 2002, as compared to 23 cents per share on both a basic and diluted basis for the fourth quarter of 2001 (including a $4.1 million or 7 cents per share after-tax charge relating to refinancing costs in the fourth quarter of 2001). Excluding such refinancing costs, net earnings were $17.1 million, or 31 cents and 30 cents per share on a basic and diluted basis, respectively, for the fourth quarter of 2001.

For the fiscal year ended December 29, 2002, net earnings were a record $83.0 million, or $1.49 and $1.46 per share on a basic and diluted basis, respectively, as compared to $1.16 and $1.13 per share on a basic and diluted basis, respectively, for fiscal year 2001 (including a $4.1 million or 7 cents per share after-tax charge relating to refinancing costs in 2001). This represents an increase in earnings per share of 21 percent as compared to fiscal year 2001 earnings of $1.23 and $1.20 per share on a basic and diluted basis, respectively, excluding such refinancing costs.

As previously reported, system-wide comparable sales for the fourth quarter of 2002 increased 3.4 percent, the 18th consecutive quarter of comparable sales growth. Franchise and company restaurant comparable sales increased 3.5 percent and 2.7 percent, respectively, for the quarter. System-wide comparable sales for the 2002 fiscal year increased 3.2 percent. Franchise and company restaurant comparable sales increased 3.6 percent and 1.8 percent, respectively, for the year.

Lloyd L. Hill, chairman and chief executive officer, said, "Our strong fourth quarter results capped a terrific year for Applebee's. We continued to expand our market share with system-wide sales growing by 11 percent, exceeding the $3 billion mark for the first time. We also opened over 100 new restaurants for the 10th consecutive year. System-wide comparable sales growth of 3.2 percent for the year substantially exceeded the casual dining industry average as measured by Knapp-Track, despite significant declines in consumer confidence and a weaker economy."

Hill continued, "Earnings per share growth exceeded 21 percent, and return on equity was over 23 percent for the year, well above our 20 percent target and one of the highest levels in the industry. We achieved record management retention levels, continued to improve our food and menu, completed the rollout of the first phase of our To Go initiative and acquired 21 stores from a franchisee in the Washington, D.C. market."

Hill concluded, "This year is off to a great start with outstanding January sales results, the opening of our 1500th restaurant, and our recently announced plans to acquire 11 franchise restaurants. We believe that our strategies are right on target to drive future sales and earnings growth."

Other results for the fourth quarter and fiscal year ended December 29, 2002 included:

o System-wide sales for the Applebee's concept were a record $3.24 billion for the fiscal year ended December 29, 2002, an increase of 11 percent over 2001 system sales.

o Operating revenues (comprised of company restaurant sales and franchise income) reached $827 million for the fiscal year, an increase of 11 percent over 2001 operating revenues of $744 million. Franchise income exceeded $100 million for the first time in fiscal year 2002.

o Applebee's ended the year with 1,496 restaurants system-wide (357 company and 1,139 franchise restaurants). There were 107 new Applebee's restaurants opened system-wide during fiscal year 2002, the 10th consecutive year of over 100 new restaurant openings, including 26 company and 81 franchised restaurants.

o During 2002, the company repurchased 1,210,000 shares of common stock at an average price of $21.58 for an aggregate cost of $26.1 million. As of December 29, 2002, $69.5 million remains available under the company's ongoing stock repurchase authorization.

o As of December 29, 2002, the company had total debt outstanding of $53 million, with over $90 million available under its revolving credit facility.


                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                              13 Weeks Ended                   52 Weeks Ended
                                                       ------------------------------   ------------------------------
                                                        December 29,    December 30,     December 29,     December 30,
                                                           2002            2001              2002             2001
                                                       -------------   --------------   -------------    -------------
Revenues:
     Company restaurant sales......................      $187,943        $ 164,703       $ 724,616         $ 651,119
     Franchise income..............................        25,823           23,319         102,180            93,225
                                                       -------------   --------------   -------------    -------------
        Total operating revenues...................       213,766          188,022         826,796           744,344
                                                       -------------   --------------   -------------    -------------
Cost of company restaurant sales:
     Food and beverage.............................        50,179           44,550         192,424           175,977
     Labor.........................................        61,874           53,699         238,266           208,996
     Direct and occupancy..........................        47,595           41,643         181,767           164,965
     Pre-opening expense...........................           542              802           1,974             1,701
                                                       -------------   --------------   -------------    -------------
        Total cost of company restaurant sales.....       160,190          140,694         614,431           551,639
                                                       -------------   --------------   -------------    -------------
General and administrative expenses................        22,290           18,487          81,138            72,935
Amortization of intangible assets..................            96            1,463             381             5,851
Loss (gain) on disposition of restaurants and
     equipment.....................................         (341)              405           1,138             1,492
                                                       -------------   --------------   -------------    -------------
Operating earnings.................................        31,531           26,973         129,708           112,427
                                                       -------------   --------------   -------------    -------------
Other income (expense):
     Investment income.............................           374              399           1,498             1,650
     Interest expense..............................          (566)          (1,225)         (2,168)           (7,456)
     Other income (expense) (a)....................             2           (5,517)          1,098            (4,720)
                                                       -------------   --------------   -------------    -------------
        Total other income (expense)...............          (190)          (6,343)            428           (10,526)
                                                       -------------   --------------   -------------    -------------
Earnings before income taxes.......................        31,341           20,630         130,136           101,901
Income taxes (a)...................................        11,049            7,592          47,109            37,500
                                                       -------------   --------------   -------------    -------------
Net earnings.......................................      $ 20,292        $  13,038       $  83,027         $  64,401
                                                       =============   ==============   =============    =============

Basic net earnings per common share (b)............      $   0.37        $    0.23       $    1.49         $    1.16
                                                       =============   ==============   =============    =============
Diluted net earnings per common share (b)..........      $   0.36        $    0.23       $    1.46         $    1.13
                                                       =============   ==============   =============    =============

Basic weighted average shares outstanding (b)......        55,212           55,636          55,605            55,512
                                                       =============   ==============   =============    =============
Diluted weighted average shares outstanding (b)....        56,512           57,163          56,922            56,877
                                                       =============   ==============   =============    =============

(a) As a result of the adoption of Statement of Financial Accounting Standards No. 145, the extraordinary loss from early extinguishment of debt of $1,249,000 and the related tax benefit of $727,000 previously recognized in the fourth quarter of fiscal year 2001 have been reclassified to other expense.

(b) All earnings per share and weighted average share information reflects a three-for-two stock split effective at the close of business on June 11, 2002.

The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted. Percentages may not add due to rounding.


                                                              13 Weeks Ended                    52 Weeks Ended
                                                        ----------------------------    ------------------------------
                                                        December 29,    December 30,     December 29,     December 30,
                                                           2002            2001              2002             2001
                                                       -------------   --------------   -------------    -------------
Revenues:
     Company restaurant sales......................          87.9%           87.6%            87.6%            87.5%
     Franchise income..............................          12.1            12.4             12.4             12.5
                                                       -------------   --------------   -------------    -------------
        Total operating revenues...................         100.0%          100.0%           100.0%           100.0%
                                                       =============   ==============   =============    =============

Cost of sales (as a percentage of company
     restaurant sales):
     Food and beverage.............................          26.7%           27.0%            26.6%            27.0%
     Labor.........................................          32.9            32.6             32.9             32.1
     Direct and occupancy..........................          25.3            25.3             25.1             25.3
     Pre-opening expense...........................           0.3             0.5              0.3              0.3
                                                       -------------   --------------   -------------    -------------
        Total cost of sales........................          85.2%           85.4%            84.8%            84.7%
                                                       =============   ==============   =============    =============
General and administrative expenses................          10.4%            9.8%             9.8%             9.8%
Amortization of intangible assets..................            --             0.8               --              0.8
Loss (gain) on disposition of restaurants and
     equipment.....................................          (0.2)            0.2              0.1              0.2
                                                       -------------   --------------   -------------    -------------
Operating earnings.................................          14.8            14.3             15.7             15.1
                                                       -------------   --------------   -------------    -------------
Other income (expense):
     Investment income.............................           0.2             0.2              0.2              0.2
     Interest expense..............................          (0.3)           (0.7)            (0.3)            (1.0)
     Other income (expense)........................            --            (2.9)             0.1             (0.6)
                                                       -------------   --------------   -------------    -------------
        Total other income (expense)...............          (0.1)           (3.4)             0.1             (1.4)
                                                       -------------   --------------   -------------    -------------
Earnings before income taxes.......................          14.7            11.0             15.7             13.7
Income taxes.......................................           5.2             4.0              5.7              5.0
                                                       -------------   --------------   -------------    -------------
Net earnings.......................................           9.5%            6.9%            10.0%             8.7%
                                                       =============   ==============   =============    =============


                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                      (in thousands, except share amounts)


                                                                                       December 29,       December 30,
                                                                                           2002               2001
                                                                                      --------------     -------------
                                     ASSETS

Current assets:
     Cash and cash equivalents...................................................      $   15,169         $   22,048
     Short-term investments, at market value.....................................             503                699
     Receivables, net of allowance...............................................          27,895             22,827
     Inventories.................................................................          11,504             10,165
     Prepaid and other current assets............................................          14,508             12,260
                                                                                      --------------     -------------
        Total current assets.....................................................          69,579             67,999
Property and equipment, net......................................................         383,002            330,924
Goodwill, net....................................................................          88,715             78,614
Franchise interest and rights, net...............................................           1,468              1,800
Other assets.....................................................................          23,350             21,074
                                                                                      --------------     -------------
                                                                                       $  566,114         $  500,411
                                                                                      ==============     =============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current portion of long-term debt...........................................      $      377         $       43
     Accounts payable............................................................          27,479             22,196
     Accrued expenses and other current liabilities..............................          84,007             71,551
     Accrued dividends...........................................................           3,323              2,977
     Accrued income taxes........................................................              --                979
                                                                                      --------------     -------------
        Total current liabilities................................................         115,186             97,746
                                                                                      --------------     -------------
Non-current liabilities:
     Long-term debt - less current portion.......................................          52,186             74,525
     Other non-current liabilities...............................................           6,161              2,957
                                                                                      --------------     -------------
        Total non-current liabilities............................................          58,347             77,482
                                                                                      --------------     -------------
        Total liabilities........................................................         173,533            175,228
                                                                                      --------------     -------------
Stockholders' equity:
     Preferred stock - par value $0.01 per share:  authorized - 1,000,000 shares;
        no shares issued.........................................................              --                 --
     Common stock - par value $0.01 per share:  authorized - 125,000,000 shares;
        issued - 72,336,788 shares...............................................             723                723
     Additional paid-in capital..................................................         187,523            180,802
     Retained earnings...........................................................         434,621            354,950
     Accumulated other comprehensive income, net of income taxes ................              16                 14
                                                                                      --------------     -------------
                                                                                          622,883            536,489
     Treasury stock - 16,948,371 shares in 2002 and 16,522,099 shares in 2001,
        at cost..................................................................        (230,302)          (211,306)
                                                                                      --------------     -------------
        Total stockholders' equity...............................................         392,581            325,183
                                                                                      --------------     -------------
                                                                                       $  566,114         $  500,411
                                                                                      ==============     =============


Fiscal year 2002 financial statements have not yet been filed with the Securities and Exchange Commission.


                                                       # # #

Item 9.           Regulation FD Disclosure

     Applebee's   International,  Inc. (the  "Company") also  included  guidance regarding its business outlook in the press release. These comments are included below.


BUSINESS OUTLOOK

The company also updated its business outlook for fiscal year 2003.

o Approximately 100 new restaurants are expected to open in 2003, including 25 company restaurants and 70 to 80 franchise restaurants. Seven company restaurants are currently expected to open in the first half of the year, with the balance opening in the second half of the year. Approximately 20 to 25 franchise restaurants are expected to open in the first half of the year, with the remainder opening in the second half of the year.

o System-wide comparable sales are expected to increase by at least 3 percent for the full year, although monthly sales results may be more volatile given the geo-political environment, current economy, calendar shifts, or other unusual events.

o Overall restaurant margins before pre-opening expense are expected to increase slightly in 2003 as a result of higher sales volumes and the impact of the recent acquisition of 21 franchise restaurants in the Washington, D.C. market.

o General and administrative expenses, as a percentage of operating revenues, are expected to be in the mid-9 percent range.

o The effective income tax rate is currently expected to continue at 36.2 percent in 2003.

o The company expects to complete the recently announced acquisition of 11 franchise restaurants from an existing franchisee in late March.

o Excluding the cost of this acquisition, capital expenditures are expected to be between $65 and $75 million in 2003.

o Based on the foregoing assumptions, diluted earnings per share for fiscal year 2003 are expected to be in the range of $1.66 to $1.68, excluding the impact of any additional franchise acquisitions or stock repurchase activity.

A conference call to review the fourth quarter and fiscal year 2002 results and the current business outlook will be held on Thursday morning, February 13, 2003, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the Investor Relations section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. There are currently 1,506 Applebee's restaurants operating system-wide in 49 states and nine international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

Certain statements contained in this release are forward looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the continued growth of its franchisees and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2003. The company disclaims any obligation to update these forward-looking statements.

                                      # # #

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              APPLEBEE'S INTERNATIONAL, INC.
                                              (Registrant)


Date:    February 12, 2003                  By: /s/  Steven K. Lumpkin
         ---------------------                 ------------------------
                                               Steven K. Lumpkin
                                               Executive Vice President and
                                               Chief Financial Officer